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Chesapeake Utilities Corporation and Subsidiaries
                     Exhibit 12
       Ratio of Earnings to Fixed Charges

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For the Years Ended December 31,                    1998       1997       1996
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
Income from continuing operations                 $ 5,302,586  $ 5,867,612 $ 7,781,933
Add:
     Income taxes                                   3,225,744    3,704,196   4,086,616
     Portion of rents representative of interest      130,717      167,029     155,916
     Interest on indebtedness                       3,256,415    3,224,606   2,884,858
     Amortization of debt discount and expense        123,335      119,401     120,345
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Earnings as adjusted                              $12,038,797  $13,082,844 $15,029,668
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Fixed Charges
     Portion of rents representative of interest  $   130,717  $  167,029 $   155,916
     Interest on indebtedness                       3,256,415   3,224,606   2,884,858
     Amortization of debt discount and expense        123,335     119,401     120,345
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Fixed Charges                                     $ 3,510,467 $ 3,511,036 $ 3,161,119
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Ratio of Earnings to Fixed Charges                     3.43       3.73       4.75
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